Exhibit (10)

                          OWENS CORNING

Long-Term Performance Incentive Plan Terms Applicable to Certain
                       Executive Officers


Set forth below are the Rules and Regulations of the Compensation Committee, promulgated under the Stock Performance Incentive Plan as amended on June 15, 1995, that constitute the long-term performance incentive plan terms applicable to those employees of the Company and its Subsidiaries who are executive officers of the Company and whose remuneration for any performance period hereunder the Committee anticipates would not be deductible by the Company in whole or in part but for compliance with section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended ("162(m) Covered Employee"), including members of the Board of Directors who are such employees. Such long-term performance incentive plan terms are hereafter referred to as the "Long-Term Performance Incentive Plan", the "Plan" or the "LTPIP".

1. All 162(m) Covered Employees shall be eligible to be selected to participate in this Long-Term Performance
     Incentive Plan. The Committee shall select the 162(m)
     Covered Employees who shall participate in this Plan in any performance period no later than 90 days after the commencement of the performance period (or no later than such earlier or later date as may be the applicable deadline for any compensation payable to such 162(m) Covered Employee hereunder for such performance period to qualify as "performance-based" under section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the "Code")).
     Selection to participate in this Plan in any performance period does not require the Committee to, or imply that the Committee will, select the same person to participate in the LTPIP in any subsequent performance period.

2. Being selected to participate in the Long-Term Performance Incentive Plan in any performance period means that the individual is being granted the opportunity to earn a cash award equal to the Fair Market Value of up to a specified number of shares of Company common stock if the Company attains performance goals established by the Committee for such performance period and the participant's employment by the Company, its Subsidiaries and Affiliates continues without interruption during that period ("phantom performance shares"). Payment for each phantom performance share that is earned shall be based on the Fair Market Value of a share of Company common stock on the date on which the Committee certifies (in accordance with paragraph 10 below) that the performance goals and any other material terms applicable to such phantom performance share were in fact satisfied. Phantom performance shares may be redeemed only for cash and may not be redeemed for equity securities in lieu of cash, and are not transferable by the participant other than by will or the laws of descent and distribution (within the meaning of SEC Rule 16b-3(a)(2)). If (and only if) the Committee expressly so provides at the time an eligible employee is selected to participate in the LTPIP in any performance period, the participant's award for such performance period may be paid in the form of shares of Company common stock rather than cash, in which case all provisions of this LTPIP applicable to phantom performance shares (other than the preceding sentence) shall likewise apply to the participant's opportunity to earn such shares of Company common stock.

3. No later than 90 days after the commencement of each performance period (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such performance period to qualify as "performance-based" under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the number of phantom performance shares which each participant in the Plan for such performance period will earn under the Plan for such performance period if the performance goals established by the Committee for such performance period are attained in whole or in part and if the participant's employment by the Company, its subsidiaries and affiliates continues without interruption during that performance period. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision hereof is intended to preclude the Committee from exercising negative discretion within the meaning of the Treasury regulations under Code section 162(m).

     No later than 90 days after the commencement of each performance period (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such performance period to qualify as "performance-based" under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such performance period, which shall be based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may determine: sales growth, earnings per share growth, cash flow, cash flow from operations, operating profit growth, net income growth, operating margin, net income margin, return on net assets, return on total assets, return on common equity, return on total capital, and total shareholder return. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures;
     and effects of asbestos activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. Unless the Committee determines otherwise at any time prior to payment of a participant's award for any performance period hereunder, extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the award (including but not limited to the criterion of net income) shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved, whichever will produce the higher award.

 4. The first performance period under the LTPIP shall be the period commencing on July 1, 1995 and ending on December 31, 1997. New performance periods of three years' duration each shall commence on January 1, 1996 and on each subsequent anniversary of that date.

5. No later than 90 days after the commencement of a performance period (or than such earlier or later date as may be the applicable deadline for compensation hereunder for such performance period to qualify as "performance-based" under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the number of phantom performance shares which each person selected to participate in the LTPIP in such performance period shall be granted the opportunity to earn if the performance goals applicable to such performance period are achieved in whole or in part.
     In no event shall any participant be granted the opportunity to earn more than 50,000 shares (or the cash equivalent thereof) with respect to any performance period hereunder.
     (The foregoing amount represents the highest number of shares (or equivalent amount of cash) which any participant may be granted the opportunity to earn hereunder for any performance period if the maximum performance objectives for such performance period are attained). The foregoing amount shall be appropriately adjusted to reflect a change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger, consolidation, separation (including a spinoff or other distribution of property), reorganization, or partial or complete liquidation.

6. Any phantom performance shares granted under this Plan shall be paid solely on account of the attainment of the performance goals established by the Compensation Committee with respect to such phantom performance shares, within the meaning of applicable Treasury regulations. Payment of any such phantom performance shares shall also be contingent on continued employment by the Company, its Subsidiaries and Affiliates during the performance period to which such phantom performance shares relate. The only exceptions to these rules apply in the event of termination of employment by reason of death or Disability (within the meaning of the Stock Performance Incentive Plan as amended by the Board of Directors on June 15, 1995 (SPIP)), or in the event of a Change of Control of the Company (within the meaning of the SPIP), during a performance period, in which case the following provisions shall apply. In the event that the employment of a participant who has been granted phantom performance shares with respect to a performance period terminates by reason of death or Disability during such performance period, the participant shall be paid the cash value of the number of phantom performance shares, if any, that the participant would have earned for such performance period if the participant's employment had not terminated prior to the end of the performance period, multiplied by a fraction the numerator of which shall be the number of full calendar months elapsed in the performance period prior to the termination of employment and the denominator of which shall be 30, in the case of the first performance period, or 36, in the case of subsequent performance periods. Such fractional amount shall be paid at the time payment would have been made if the participant's employmment had not terminated prior to the end of the performance period.
     In the case of a Change of Control during a performance period, all phantom performance shares then outstanding shall become fully vested, earned and payable as if maximum performance levels were attained and shall be cashed out by the Company as of the date the Change of Control occurs, if and to the extent so provided in Article 8 of the SPIP. An additional exception shall apply in the event of termination of employment by reason of Retirement during a performance period, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, Disability, Change of Control or Retirement) from qualifying as "performance-based compensation" under section 162(m)(4)(C) of the Code.
     Subject to the preceding sentence, in the event that the employment of a participant who has been granted phantom performance shares with respect to a performance period terminates by reason of Retirement during such performance period, the participant may but need not (as the Committee may determine) be paid the cash value of the number of phantom performance shares, if any, that the participant would have earned for such performance period if the participant's employment had not terminated prior to the end of the performance period, multiplied by a fraction the numerator of which shall be the number of full calendar months elapsed in the performance period prior to termination of employment and the denominator of which shall be 30, in the case of the first performance period, or 36, in the case of subsequent performance periods. Any such payment shall be made at the time payment would have been made if the participant's employment had not terminated prior to the end of the performance period. A participant whose employment terminates prior to the end of a performance period for any reason not excepted above shall not be entitled to any payment for phantom performance shares granted to such participant for that performance period.

7. With respect to any phantom performance share granted hereunder, in no event shall the Committee have discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the performance goals applicable to such phantom performance share. This provision shall be administered in accordance with any applicable Treasury regulations under Code section 162(m).

8. Payment and vesting of any awards granted under this LTPIP shall be contingent upon stockholder approval at the 1996 Annual Meeting of Stockholders of the amendments to the Stock Performance Incentive Plan that were adopted by the Board of Directors on June 15, 1995. Unless and until such shareholder approval is obtained, no LTPIP award shall vest or be paid.

9. Payment of any awards granted under this LTPIP shall be contingent upon shareholder approval, prior to payment, of the material terms of the performance goals under which such awards are to be paid, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until such shareholder approval is obtained, no such award shall be paid.

10. Subject to the provisions of paragraph 6 above relating to death, Disability, Change of Control and Retirement, payment of any award granted under this LTPIP shall also be contingent upon the Compensation Committee's certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until the Committee so certifies, such award shall not be paid.

11. Any amount payable to a participant hereunder shall be in addition to any other compensation to which the participant may be contractually entitled for such performance period pursuant to an employment agreement with the Company, unless such employment agreement provides otherwise.

12. All phantom performance shares are intended to constitute Stock Bonus Awards within the meaning of the SPIP, and are granted under and subject to the terms and conditions of the SPIP, which shall control in the event of any conflict. All phantom performance shares shall be documented by a written instrument issued to the participant and signed by a duly authorized representative of the Company. The Plan is not intended to confer any rights upon any individual to any phantom performance share or with respect to any phantom performance share. All such rights, if any, shall be governed by and determined exclusively in accordance with the written instrument issued to the participant in accordance with the foregoing provisions of this paragraph.

13. Capitalized terms which are used but not defined in the Plan shall have the meanings ascribed to such terms in the SPIP, unless the context requires otherwise.

14. The Committee may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect any outstanding phantom performance share without the written consent of the participant.

15.  Any provision of this Plan to the contrary notwithstanding,
     (a) awards under this Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.